EXHIBIT 99.1

                          INDEPENDENT AUDITORS' REPORT

            We have audited the accompanying balance sheets of CATS computer aided technologies, Computeranwendungen in der Fertigungssteuerung GmbH, Karlsruhe, as of December 31, 1997 and 1996, and the related statements of income and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards in the United States of America and Germany. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, such financial statements present fairly, in all material respects, the financial position of CATS computer aided technologies, Computeranwendungen in der Fertigungssteuerung GmbH, Karlsruhe, as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles in the United States of America.

                              Deloitte & Touche GmbH
                              Wirtschaftsprufungsgesellschaft

                              /s/ Dr. KAMM              /s/ KOMPENHANS
                              (Dr. Kamm)               (Kompenhans)
                              Wirtschafsprufer          Wirtschaftsprufer

Mannheim, May 26, 1998
Kom/Pf

                        CATS COMPUTER AIDED TECHNOLOGIES,

             COMPUTERANWENDUNGEN IN DER FERTIGUNGSSTEUERUNG GMBH

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                            1997         1996
                                                           -----        -----
                                                         (in thousands of DM)

                 ASSETS

Current Assets
   Cash and cash equivalents .........................         5            6
   Accounts receivable ...............................     2,154          569
   (net of allowance for doubtful accounts of
   DM 21 in 1997 and DM 6 in 1996)
   Inventories .......................................        54           32
   Other current assets and prepaid expenses .........
   Deferred tax assets ...............................       154           34
                                                           -----        -----
                                                           2,367          641
EDP equipment and office furniture (net) .............       360           96
Long-term receivables from related parties ...........       328          143
                                                           -----        -----
                                                           3,055          880
                                                           =====        =====

  LIABILITIES AND STOCKHOLDERS'
           EQUITY

Current Liabilities

   Liabilities to banks ..............................     1,092          121
   Accounts payable ..................................     1,227          260
   Other liabilities and other accruals ..............       534          433
   Deferred tax liabilities ..........................        56            8
                                                           -----        -----
                                                           2,909          822

Stockholders' Equity
   Registered capital ................................        50           50
   Retained earnings .................................        96            8
                                                           -----        -----
                                                             146           58
                                                           -----        -----
                                                           3,055          880
                                                           =====        =====

                     See Notes to the Financial Statements.

                        CATS COMPUTER AIDED TECHNOLOGIES,
             COMPUTERANWENDUNGEN IN DER FERTIGUNGSSTEUERUNG GMBH

                            STATEMENTS OF OPERATIONS
                              (IN THOUSANDS OF DM)

                                          YEARS ENDED
                                          DECEMBER 31,
                                       ----------------
                                        1997       1996
                                       -----      -----

Net sales .......................      5,711      3,116
Cost of sales ...................      1,718        928
                                       -----      -----
Gross profit ....................      3,993      2,188
Selling and administrative ......      2,069      1,439
Research and development ........      1,669        712
                                       -----      -----
Income from operations ..........        255         37
        Net interest ............         40         21
                                       -----      -----
Income before income taxes ......        215         16
Income taxe expense .............        127         13
                                       -----      -----
        Net ncome ...............         88          3
                                       =====      =====


                     See Notes to the Financial Statements.

                        CATS COMPUTER AIDED TECHNOLOGIES,
             COMPUTERANWENDUNGEN IN DER FERTIGUNGSSTEUERUNG GMBH
                             STATEMENTS OF CASH FLOW

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                             ------------------
                                                              1997        1996
                                                             ------      ------
Operating activities
Net income .............................................         68           3
Adjustments to reconcile net income to
cash (used by) provided by
   operating activities
   Deferred income taxes ...............................         48          (7)
   Depreciation ........................................         92          62
Changes in assets and liabilities that
provided (used) cash
   Inventories .........................................        (22)        (31)
   Accounts payable and accrued charges ................      1,068         274
   Accounts receivable and other assets ................     (1,890)       (257)
                                                             ------      ------
Cash (used) provided by operating activities ...........       (616)         44
                                                             ------      ------
Investing activities
   Purchase of EDP-equipment and office furniture ......       (356)        (84)
                                                             ------      ------
Cash provided by (used in) investing activities ........       (356)        (84)
Financing activities
Increase of bank liabilities, net ......................        971          44
                                                             ------      ------
Cash provided by financing activities ..................        971          44
                                                             ------      ------
Net change in cash and cash equivalents ................         (1)          4
Cash and cash equivalents, beginning of year ...........          6           2
                                                             ------      ------
Cash and cash equivalents, end of year .................          5           6
                                                             ======      ======

                     See Notes to the Financial Statements.

                                      CATS
               COMPUTER AIDED TECHNOLOGIES, COMPUTERANWENDUNGEN
                         IN DER FERTIGUNGSSTEUERUNG GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                          (DEUTSCHE MARK IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS

            CATS computer aided technologies, Computeranwendungen in der Fertigungssteuerung GmbH ("CATS") is engaged in the production and marketing of software and computer applications used in managing and controlling computer integrated manufacturing applications as well as in the related training. Offered are modules for CAD/CAM-technologies (computer aided design, computer aided manufacturing), CAQ-technologies (computer aided quality control) and manufacturing, planning and control systems. Workstations can be delivered ready for operation including hardware, software and other services.

            The company operates in one segment providing customer oriented development of overall concepts relating to computer aided manufacturing in Germany. The main customers are large German car manufacturers and component suppliers for the car industry.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

            The company's accounting policies are in accordance with accounting policies generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates. The following policies are considered to be significant.

CASH AND CASH EQUIVALENTS

            Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

            The company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and liabilities to banks. The carrying amounts of the financial instruments approximate their fair value because of their short term maturities.

INVENTORIES

            Inventories include raw materials and are stated at the lower of average cost or market.

EDP-EQUIPMENT AND OFFICE FURNITURE

            Property, plant and equipment are recorded at cost.

            Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

            Office furniture .........................5 - 10 years

            EDP-equipment ............................3 -  4 years

            CATS COMPUTER AIDED TECHNOLOGIES, COMPUTERANWENDUNGEN
                         IN DER FERTIGUNGSSTEUERUNG GMBH

               NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

RESEARCH AND DEVELOPMENT

            Research and development costs incurred in the discovery of new knowledge and the resulting translation of this knowledge into plans and new products, prior to the attainment of the related products' feasibility, are recorded as expenses in the period incurred.

            Costs incurred in the development of products, after technological feasibility is attained, are principally to be capitalized and amortized over the estimated economic lives of the related products. According to the assessment of the management the company's products have an economic life of less than one year, due to the fast rate of technological development. As a result, all product design costs are charged to income.

REVENUE RECOGNITION

            The company recognizes revenue at the date of shipment.

INCOME TAXES

            Income taxes have been provided for in accordance with the asset and liability methodology of Statement for Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

EARNINGS PER SHARE

            Earnings per share are not calculated because the company has two shareholders with ownership of 50% each.

3. OTHER CURRENT ASSETS AND PREPAID EXPENSES

            The balances were as follows:

                                                              1997       1996
                                                              ----       ----
                                                              (DM)       (DM)

Tax receivables.........................................       108         0

Receivables from employees..............................        33        18

Prepaid expenses........................................         2        10

Other ..................................................        11         6
                                                               ---       ---

                                                               154        34
                                                               ===       ===

                                      CATS
               COMPUTER AIDED TECHNOLOGIES, COMPUTERANWENDUNGEN
                         IN DER FERTIGUNGSSTEUERUNG GMBH

               NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

4. EDP-EQUIPMENT AND OFFICE FURNITURE

            Cost and accumulated depreciation were as follows:

                                                                   1997    1996
                                                                   ----    ----
                                                                   (DM)    (DM)

EDP -equipment and office furniture.........................       613     257
Less accumulated depreciation...............................       253     161
                                                                   ---     ---
                                                                   360      96
                                                                   ===     ===
5. LONG-TERM RECEIVABLES FROM RELATED PARTIES

                                                                   1997    1996
                                                                   ----    ----
                                                                   (DM)    (DM)

Argus Q GmbH, Germany (former AC-Tech GmbH).................       215     143
Antares Ltd., Portugal......................................       113       0
                                                                   ---     ----
                                                                   328     143
                                                                   ===     ===
-------------------------

The receivables from Argus Q GmbH and Antares Ltd. have a residual term in excess of one year. They are bearing interest with a rate of 4.5%.

6. LIABILITIES TO BANKS

The average interest rate of the short-term borrowings outstanding at year-end was approx. 10.0%.

Cash payment for interest amounted to DM 37 in 1997 and DM 25 in 1996.

The bank loans are secured by guarantees given by the company's shareholders. Furthermore, accounts receivable and the company's telephone system serve as collateral.

There are no significant credit lines available in addition to the drawings on short-term credit lines shown on the balance sheet.

7. OTHER LIABILITIES AND OTHER ACCRUALS

            The balances were as follows:

                                                                   1997  1996
                                                                   ----  ----
                                                                   (DM)  (DM)

Accrued warranty expenses...................................        57    31
Accrued vacation expenses...................................       112    89
Other accruals..............................................       143    14
Payables to related parties.................................        52    43
Withholding tax liability...................................       126   199
Other liabilities...........................................        44    57
                                                                   ---   ---
                                                                   534   433

8. LEASE COMMITMENTS

            The Company has operating lease agreements for the rental of cars and office space. Expenses for operating leases were DM 289 in 1997 and DM 124 in 1996 respectively.

                                      CATS
               COMPUTER AIDED TECHNOLOGIES, COMPUTERANWENDUNGEN
                         IN DER FERTIGUNGSSTEUERUNG GMBH

               NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

            Future minimum lease payments, which have initial or remaining non cancelable terms in excess of one year at December 31, 1997, were as follows:

                                                                           (DM)

1998....................................................................    337
1999....................................................................    327
2000....................................................................    256
2001....................................................................     70
2002....................................................................     35
                                                                         ------
                                                                          1,025

9. SHAREHOLDERS' EQUITY

            The registered capital of the Company is DM 50, which has been paid in by the company's two shareholders. Such ownership shares are not negotiable.

            The following table presents the changes in retained earnings for the period from January 1, 1996, to December 31, 1997:

                                                                         (DM)

Balance - January 1, 1996...............................................   5
  Net Income 1996.......................................................   3
                                                                           -
Balance - December 31, 1996.............................................   8
  Net Income 1997.......................................................  88
                                                                          --
Balance - December 31, 1997.............................................  96
                                                                          --

10. INCOME TAXES

            The components of income taxes are as follows:

                                                                   1997   1996
                                                                   ----   ----
                                                                   (DM)   (DM)

Current Taxes...............................................        79     20
Deferred Taxes..............................................        48     (7)
                                                                   ---     ---
                                                                   127     13
                                                                   ===     ==

            The provision for income taxes differed from the statutory rate (45%) for the following reasons:

                                                                   1997    1996
                                                                   ----    ----
                                                                   (DM)    (DM)

Corporate income tax at statutory rate......................         99     8
Municipal trade tax, net of corporation income tax effect...         18     1
Corporate income tax surcharge..............................          7     0
Non-deductible expenses.....................................          5     3
Other ......................................................        (2)     1
                                                                    ---    --
                                                                    127    13

            Corporate income taxes and municipal trade taxes paid amounted to DM 206 in 1997 and DM 0 in 1996.

The components of the recorded deferred tax liabilities are:

                                                                   1997    1996
                                                                   ----    ----
                                                                   (DM)    (DM)

Accounts receivable and other current assets................         10    (28)
Accounts payable and accrued changes........................         46     36
                                                                     --     --
                                                                     56      8

11. RELATED PARTY TRANSACTIONS

            The company's operations include transactions with companies that are owned by the stockholders of CATS GmbH. The material transactions are as follows:

                                                                   1997     1996
                                                                   ----     ----
                                                                   (DM)     (DM)

Argus Q GmbH, Germany
  Net sales.................................................        320      0
Antares Ltd., Portugal
  Net sales.................................................        533      0
Purchased Services.........................................         537      0

            Antares Ltd. is developing software for the company. The business of Argus Q GmbH is the quality control for the automotive and aircraft industry.

            Amounts due from these companies are included in trade accounts receivable.

            The balances outstanding were:

                                                                   1997     1996
                                                                   ----     ----
                                                                   (DM)     (DM)

Argus Q GmbH, Germany ......................................        368      0
Antares Ltd., Portugal......................................        533      0

Long-term receivables from related parties:

                                                                   1997     1996
                                                                   ----     ----
                                                                   (DM)     (DM)

Argus Q GmbH, Germany                                               215     143
Antares Ltd., Portugal                                              113      0
                                                                    ---     ---
                                                                    328    143
                                                                    ===    ===

The accounts payable include liabilities to related parties.

                                                                   1997     1996
                                                                   ----     ----
                                                                   (DM)     (DM)

Argus Q GmbH, Germany                                               280      0
Antares Ltd., Portugal                                              537      0

The short term payables to related parties include the advance accounts of the stockholders.